Exhibit 99.1

Cemex, S.A.B. de C.V. and affiliates

Long-Term Incentive Plan

As amended on October 25, 2023

Contents

1.0	PURPOSE AND SCOPE		1

	1.1	Purpose	1
	1.2	Scope	1
	1.3	Authorized Grants and Sub-Plans	1
	1.4	Cemex ADRs, Cemex CPOs and Cemex CHPs Reserved for Issuance; Certain Limitations	2
	1.5	Plan Administration and Authority	2

2.0	CEMEX KVP LTIP		3

	2.1	Description	3
	2.2	Eligibility	3
	2.3	Assignment Value of Stock Awards Under the Cemex KVP LTIP	3
	2.4	Promotion to KVP (First-time participants)	3
	2.5	Executives on International Assignment (EIA)	3
	2.6	Calculation Methodology	4
	2.7	Vesting & Restriction Lapsing	4
		2.7.1 Example – Stock Award allocated April 15th, 2020 (For Illustrative Purposes Only)	5
	2.8	Tax Withholding	5
	2.9	Payroll Receipt	5
	2.10	Termination of the Contractual Relationship	5

3.0	CHP KVP LTIP		7

	3.1	Description	7
	3.2	Eligibility	7
	3.3	Assignment Value of Stock Awards Under the CHP KVP LTIP	7
	3.4	Calculation Methodology	7
	3.5	Vesting & Restriction Lapsing	8
		3.5.1 Example – Stock Award allocated April 15th, 2020 (For Illustrative Purposes Only)	8
	3.6	Tax Withholding	9
	3.7	Procedure	9

4.0	CEMEX JUNE LTIP		9

	4.1	Description	9
	4.2	Eligibility	9
	4.3	Assignment Value of Stock Awards under the Cemex June LTIP	10
	4.4	Vesting & Restriction Lapsing	10
		4.4.1 Example (For Illustrative Purposes Only)	10
	4.5	Tax Withholding	11
	4.6	Payroll Receipt	11
	4.7	First-time eligible employees	11

TABLE I			12

	4.8	Termination of the Contractual Relationship	12
	4.9	Demotion	12

i

TABLE II			12

5.0	CHP JUNE LTIP		13

	5.1	Description	13
	5.2	Eligibility	13
	5.3	Assignment Value of Stock Awards Under the CHP June LTIP	13
	5.4	Vesting & Restriction Lapsing	14
		5.4.1 Example – Stock Award allocated July 1st, 2020 (For Illustrative Purposes Only)	14
	5.5	Tax Withholding	14
	5.6	Procedure	15

6.0	CEMEX PERFORMANCE PLAN		15

	6.1	Description	15
	6.2	Eligibility	15
	6.3	Assignment Value of Stock Awards Under the Cemex Performance Plan	15
	6.4	Target Cemex CPOs and Target Cemex ADRs	15
	6.5	Cemex Performance Plan Payout Assessment	16
	6.6	The two market references	16
	6.7	TSR Percentile Assessment	16
	6.8	Tax Withholding	17
	6.9	Payroll Receipt	17
	6.10	Termination of the Contractual Relationship	17
	6.11	Change from Time-Based Stock Award to Performance-Based Stock Award	17

7.0	EXECUTIVES ON INTERNATIONAL ASSIGNMENT (EIA)		17

8.0	CEMEX RETENTION PLAN		17

	8.1	Description	17
	8.2	Eligibility	18
	8.3	Assignment Value of Stock Awards Under the Cemex Retention Plan	18
	8.4	Vesting & Restriction Lapsing	19
	8.5	Termination of the Contractual Relationship	19
	8.6	Accounting for Retention Plan	19

9.0	ADMINISTRATION OF PLANS		20

	9.1	Payroll Process	20
	9.2	Payroll Process (Sales to Cover Taxes)	21
	9.3	Administration of accounting costs	21
	9.4	Accounting Records	21
	9.5	Accounting for Performance Plans	22
	9.6	International Transfers	23
	9.7	Communication Process	23
	9.8	Clawback or Recuperation	23
	9.9	Limitations on Voting Rights	23

ii

10.0	AMENDMENT OF THE PLAN		24

	10.1	Amendment or Termination of the Plan	24
	10.2	Economic Proposal	24

11.0	IMPORTANT DEFINITIONS		25

12.0	SECTION 409A OF THE U.S. INTERNAL REVENUE CODE		26

iii

1.0	PURPOSE AND SCOPE

1.1 Purpose

The purpose of the Cemex, S.A.B. de C.V. Long-Term Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) is to allow Cemex, S.A.B. de C.V. (the “Company” or “Cemex”) and its affiliates (Cemex and its affiliates, together, the “Cemex Group”) to attract, motivate and retain highly qualified employees; to obtain from each employee the best possible performance; to establish performance goals that support the Cemex Group’s long-term business strategies; to align employee and shareholder interests; and to provide consistency and alignment with the Cemex Group’s approach to performance-based pay and overall executive compensation strategy.

1.2 Scope

This Plan applies to all business units within the Cemex Group and is intended to serve as a guide for local policies related to this topic. All policies, local, regional, and global, need to be aligned to the philosophy and principles of this Plan.

This Plan must be considered in the context of other Human Resources (“HR”) policies and procedures that exist within the Cemex Group, as well as local employment laws and regulations. It is not intended to be exhaustive and may be complemented by other HR policies.

In the event of a situation not covered in this document, please refer the case to the Vice President of Organization and Human Resources (“OHR”) or the Compensation department at Cemex’s global headquarters for further evaluation.

1.3 Authorized Grants and Sub-Plans

The Plan permits for the grants of Stock Awards and authorizes the grant of Stock Awards under the following sub-plans: (i) the Key Value Positions Long-Term Incentive Plan of Cemex (the “Cemex KVP LTIP”), (ii) the Key Value Positions Long-Term Incentive Plan of Cemex Holdings Philippines, Inc. (the “CHP KVP LTIP”), (iii) the June Long-Term Incentive Plan of Cemex (the “Cemex June LTIP”), (iv) the June Long-Term Incentive Plan of Cemex Holdings Philippines, Inc. (the “CHP June LTIP”), (v) the Performance Plan of Cemex (the “Cemex Performance Plan”) and (vi) the Retention Plan of Cemex (the “Cemex Retention Plan”). For purposes of the Plan, “Stock Awards” are equity-based awards that may be settled in Cemex ADRs, Cemex CPOs, Cemex CHPs (each as defined in Section 11.0 of the Plan), or cash equivalents thereof, as determined by HR. For the avoidance of doubt, any company of the Cemex Group may, with the previous consent in writing by the Vice President of OHR, (i) issue Stock Awards additional to the ones listed in this paragraph and/or (ii) cancel any of the Stock Awards listed in this paragraph or any Stock Awards that are issued during the term of this Plan.

1.4 Cemex ADRs, Cemex CPOs and Cemex CHPs Reserved for Issuance; Certain Limitations

As applicable, the maximum number of Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent securities reserved for issuance under the Plan shall remain within any legal limits, including without limitation those that may be approved in the relevant issuer’s shareholders’ meetings. Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent securities issued under the Plan may, in whole or in part, be authorized but unissued Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security, or Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security that shall have been or may be repurchased or purchased by the Cemex Group, any trust, any special purpose vehicle or any person in the open market, in private transactions or otherwise, with the purpose of delivering them under this Plan and the corresponding Stock Award. If any Cemex ADR, Cemex CPOs, Cemex CHPs or any other pertinent security subject to a Stock Award is forfeited, cancelled, exchanged or surrendered or if a Stock Award otherwise terminates or expires without a distribution of Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security to the participant, the Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security with respect to such Stock Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Stock Awards under the Plan. Notwithstanding the foregoing, Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security that are exchanged by a participant or withheld by the Cemex Group as full or partial payment in connection with the exercise or settlement of any Stock Award under the Plan or the payment of any purchase price with respect to any other Stock Award under the Plan, if applicable, as well as any Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security exchanged by a participant or withheld by the Cemex Group to satisfy the tax withholding obligations related to any Stock Award under the Plan, shall not be available for subsequent Stock Awards under the Plan. The Company Group reserves the right, in its sole discretion, to settle any Stock Award in cash rather than in the form of Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security. In addition, (i) to the extent a Stock Award is denominated in Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security, but paid or settled in cash, the number of Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Cemex ADRs, Cemex CPOs, Cemex CHPs or any other pertinent security underlying Stock Awards that can only be settled in cash shall, as long as it does not breach any applicable laws and regulations, not be counted against the aggregate number of Cemex ADRs, Cemex CPOs, or any other pertinent security Cemex CHPs available for Stock Awards under the Plan.

1.5 Plan Administration and Authority

The Plan is administered by HR, which is responsible for all questions of interpretation under the Plan and any Stock Award granted under the Plan. HR may seek the advice from any other business areas of the Cemex Group and/or any person regarding any questions or interpretations under the Plan and any Stock Awards. To the extent permitted by applicable laws and, regulations or rules of the applicable stock exchange or market on which the securities are then listed or quoted, HR shall have full and final authority and discretion to: determine eligibility; determine the time when restrictions on Cemex CPOs, Cemex ADRs, Cemex CHPs or any other pertinent security or other Stock Awards will lapse; and make all other determinations and take all other actions necessary, appropriate or advisable for the proper administration of the Stock Awards and in general the Plan, including contracting one or more third parties to use such third party’s platform to administer the Stock Awards and/or the Plan in general. If applicable laws, regulations and/or the rules of the applicable stock exchange or market on which the securities are then listed or quoted require certain corporation actions to be taken by a person, group of persons or corporate body of the

Company Group, other than HR, then such actions shall be taken by such appropriate person, group of persons or corporate body. In addition, HR shall be responsible for instructing any decisions regarding the Plan or any Stock Awards to any trust, technical committee of a trust, special purpose vehicle or person that forms part of any structure or framework that participates in the acquisition and delivery of any securities delivered under the Plan and Stock Awards.

2.0	CEMEX KVP LTIP

2.1 Description

The Cemex KVP LTIP is a long term, performance incentive plan aimed at the Key Value Positions (“KVP”) of the Cemex Group. Stock Awards under the Cemex KVP LTIP are generally granted every April 15th.

2.2 Eligibility

For purposes of the Cemex KVP LTIP, a Key Value Position (KVP) is any job position holding a band [REDACTED]1 or above. To be eligible to receive a grant of Stock Awards under the Cemex KVP LTIP, an employee must be confirmed as a KVP employee during his or her employment the calendar year prior to the date of the grant.

2.3 Assignment Value of Stock Awards Under the Cemex KVP LTIP

The Stock Award shall match the corresponding variable compensation (in gross terms2) of the employee as determined by corporate and authorized by the Chief Executive Officer (“CEO”), converted into US dollars (“USD”) as of April 15th and divided by (i) the 90-day average closing price of Cemex CPOs or Cemex ADRs, as applicable, in USD, from January 15th to April 15th of the then ongoing year (or from January 16th to April 15th in the event that the then ongoing year is a leap year), as referenced on Google Finance ADR Price divided by 10. http://www.google.com/finance/ ticker NYSE:CX.

2.4 Promotion to KVP (First-time participants)

The first-time participants in the Cemex KVP LTIP will be granted half of the resultant value of the Stock Award.

2.5 Executives on International Assignment (EIA)

The variable compensation determined by HR and authorized by the CEO is determined in net terms. Employees on international assignment (“EIAs”) will have net amount of securities guaranteed in accordance with Section 7.0 of the Plan.

[1]	For more about Band Grades please refer to the Job Equalization Institutional Policy
[2]	Please refer to point 2.5 for EIA special treatment.

2.6 Calculation Methodology

The number of Cemex CPOs, Cemex ADRs, or cash equivalents thereof, as determined by HR, the participant is eligible to receive shall equal (A) the cash variable compensation bonus in USD paid in April divided by (B) the 90-day average closing price of Cemex CPOs or Cemex ADRs, as applicable, in USD, calculated from January 15th to April 15th of the then ongoing year (or from January 16th to April 15th in the event that the then ongoing year is a leap year).

To calculate the value of the Cemex CPOs in USD, we will use (A) the 90-day average closing price of Cemex ADRs as of April 15th (from January 15th to April 15th of the then ongoing year or from January 16th to April 15th in the event that the then ongoing year is a leap year) determined or published in Google Finance and divided by (B) 10. If April 15th is a non-trading day, the value of the Stock Award will be set the next possible trading day (i.e., if April 15th falls on a Sunday, then the end date will be moved to the following Monday, as long as that Monday is a trading day).

The exchange rate between USD and Mexican pesos (“MXN”) will be determined by the price ratio of the Cemex CPO and Cemex ADR.

The rest of the exchange rates will be determined by the reference OANDA (https://www.oanda.com/currency/converter/) 90-day average closing price as of April 15th of the local currency vs the USD (from January 15th to April 15th of the then ongoing year or from January 16th to April 15th in the event that the then ongoing year is a leap year).

If applicable under any KVP LTIP, the calculation methodology used for any Stock Awards delivered in any security that are not Cemex CPOs or Cemex ADRs or in cash will be developed, authorized and implemented by HR.

2.7 Vesting & Restriction Lapsing

The Stock Awards granted under the Cemex KVP LTIP will vest3 in four annual blocks of approximately 25% each. The vesting date of the first block will be May 1st immediately following the allocation4 date. The restriction lapsing5 will be one year after the applicable vesting date.

Payroll registries regarding the benefit may differ in timing to the vesting date(Usually to be in June).

[3]	Vesting: Refers to the accrued right of the employee over the ownership of the securities while they may still be restricted for a period of time.
[4]	Allocation: Refers to the total grant of restricted securities under the CEMEX KVP LTIP to be vested in lots of 25% per year.
[5]	Restriction lapsing: Refers to the lifting of any restrictions over the block of securities in question.

2.7.1 Example – Stock Award allocated April 15th, 2020 (For Illustrative Purposes Only)

Vest Date per block / Total Allocation	1st Block May 1, 2020 25% Cemex CPOs or Cemex ADRs	2nd Block May 1, 2021 25% Cemex CPOs or Cemex ADRs	3rd Block May 1, 2022 25% Cemex CPOs or Cemex ADRs	4th Block May 1, 2023 25% Cemex CPOs or Cemex ADRs
40,000	10,000	10,000	10,000	10,000

Restriction Lapsing / Total Allocation		1st Block May 1, 2021 25% Cemex CPOs or Cemex ADRs	2nd Block May 1, 2022 25% Cemex CPOs or Cemex ADRs	3rd Block May 1, 2023 25% Cemex CPOs or Cemex ADRs	4th Block May 1, 2024 25% Cemex CPOs or Cemex ADRs
40,000		10,000	10,000	10,000	10,000

2.8 Tax Withholding

For employees that have their salary in gross terms, the number of Cemex CPOs or Cemex ADRs which they are eligible to receive upon the vesting of the Stock Awards under the Cemex KVP LTIP is calculated on a gross value basis, before taxes, therefore any applicable tax will be paid by the employee.

For EIAs, the number of Stock Awards granted under the Cemex KVP LTIP shall be calculated in accordance with Section 7.0 of the Plan.

2.9 Payroll Receipt

On the first payroll date following each applicable vesting date, Cemex or the corresponding Cemex Group company shall have the right to deduct from such Cemex CPOs or Cemex ADRs to be Issued to the participant under the Cemex KVP LTIP and from any amount deemed to be paid to the participant in connection with such grant under the Cemex KVP LTIP, any foreign, domestic, federal, state, or local income or employment taxes required by law to be withheld (collectively referred herein to as the “Taxes”) with respect to such payments. Cemex or the corresponding affiliate of Cemex may deduct an amount that will satisfy the amount of any taxes which Cemex and/or any affiliate of Cemex is required to withhold with respect to such Cemex CPOs or Cemex ADRs, which amount will be based on the fair market value of Cemex CPO or Cemex ADR, as applicable, as of the corresponding vesting date.

If applicable under any KVP LTIP, HR will determine any payroll impact for any Stock Awards delivered in any security that are not Cemex CPOs or Cemex ADRs or in cash.

2.10 Termination of the Contractual Relationship

Death and Disability: In the case of the participant’s death or Disability, the rights to all unvested Cemex CPOs or Cemex ADRs held by a participant under the Cemex KVP LTIP will be assigned to their beneficiaries, successors, or assigns. In order to participate in the Cemex KVP LTIP, each participant is obligated to communicate the name of its beneficiaries, successors or assigns (if any) to Cemex or the employing affiliate.

Retirement and Involuntary Termination other than Misconduct: If the participant’s employment is involuntarily terminated for reasons other than misconduct or the participant retires before the Issuance of Stock Awards under the Cemex KVP LTIP, a pro rata portion of Stock Awards will be Issued to the employee at the time of the next scheduled vesting date of the Stock Award.

Notwithstanding the foregoing, vesting due to involuntary termination or Retirement is subject to modifications in order to comply with local labor laws of the country in which the participants work. When such modifications are needed, HR will be responsible for applying the necessary measures to comply with them. If employment is terminated pursuant to a Sponsored Early Retirement Plan, vesting will be governed by the terms and conditions of the applicable Sponsored Early Retirement Plan.

Involuntary Termination for Misconduct: All unvested Cemex ADRs covered by this Stock Award, of in general any stock compensation plan offered by Cemex and/or any affiliate of the Cemex Group or in which you participate as part of your employment with Cemex and/or any affiliate of the Cemex Group, will be forfeited and revoked, with full effects and without the need for a judicial resolution, in case of your misconduct. You understand, acknowledge, accept, and agree that the Cemex Human Resources Department, has, for purposes of this Award, full and final authority to determine misconduct cases based on Cemex and/or Cemex Group policies, guidelines, mandates, and applicable laws, and can instruct any person, including the Technical Committee, to carry out any such determination.

Voluntary Termination: In the event of voluntary termination of the working relationship between the corresponding Cemex Group affiliate(s) and the participant, all unvested Cemex CPOs or Cemex ADRs covered by any Stock Award or in general any stock compensation plan offered by the Cemex Group or in which the employee participates as part of his or her employment with the Cemex Group, will be forfeited and revoked, with full effects and without the need for a judicial resolution. Except for any Sponsored Early Retirement Plan, any Retirement before the legal age of Retirement of the country in which the Employee is employed by the corresponding Cemex Group affiliate will be treated as a voluntary termination.

Transfer to a Cemex Group Affiliated Company: If a participant is transferred to a different Cemex Group affiliate, unvested Cemex CPOs or Cemex ADRs will continue to Vest subject to the terms and conditions of the corresponding Stock Award. All unvested Cemex CPOs or Cemex ADRs will be allocated, as long as its viable, for financial and tax purposes, to the Cemex Group affiliate where the participant is working on the vesting date, unless it is legally not possible. If the Cemex Group affiliate to which the participant is assigned is a publicly traded company and the participant is to receive securities of such company and not Cemex CPOs or Cemex ADRs, then the participant must coordinate with the Cemex Human Resources departments contacts to know what will be the participant’s new target and other relevant features that would apply from the date the participant is formally employed by the Cemex Group affiliate the participant is transferred to, and to determine how the corresponding Cemex CPOs, Cemex ADRs or applicable securities will be allocated.

90 Days Obligation to Transfer Cemex CPOs and Cemex ADRs: If a participant’s employment with the Cemex Group terminates due to death, Disability, involuntary termination, voluntary termination, or any other reason, the participant will have 90 calendar days to transfer all Issued Cemex CPOs and/or Cemex ADRs from the plan administrator’s platform to their personal brokerage account, or sell their position. If participants do not comply with this deadline, they will no longer have access to the plan administrator’s website and there may be a delay in executing any transaction. In addition, the unvested portion of the Stock Awards under the Cemex KVP LTIP could be forfeited, and the Cemex CPOs and Cemex ADRs may be returned to the Trust or other designated vehicle or entity capable of receiving them.

3.0	CHP KVP LTIP

3.1 Description

The CHP KVP LTIP is a long term, performance incentive plan aimed at the Key Value Positions (KVP) of Cemex Holdings Philippines, Inc. and its subsidiaries. Stock Awards under the CHP KVP LTIP are generally granted every April 15th.

3.2 Eligibility

For purposes of the CHP KVP LTIP, a Key Value Position (KVP) is any job position holding a band [REDACTED]6 or above. To be eligible to receive a grant of Stock Awards under the CHP KVP LTIP, an employee must be confirmed as a KVP employee during his or her employment the calendar year prior to the date of the grant.

3.3 Assignment Value of Stock Awards Under the CHP KVP LTIP

The Stock Award shall match the corresponding variable compensation (in gross terms7) of the employee as determined by corporate and authorized by the CEO, converted into USD as of April 15th and divided by (i) the 90-day average closing price of Cemex CHP or Cemex ADRs, as applicable, in USD, from January 15th to April 15th of the then ongoing year (or from January 16th to April 15th in the event that the then ongoing year is a leap year).

3.4 Calculation Methodology

The number of Cemex CHPs, Cemex ADRs, or cash equivalents thereof, as determined by HR, the participant is eligible to receive shall equal (A) the cash variable compensation bonus in USD paid in April divided by (B) the 90-day average closing price of Cemex CHP or Cemex ADRs, as applicable, in USD, calculated from January 15th to April 15th of the then ongoing year (or from January 16th to April 15th in the event that the then ongoing year is a leap year).

To calculate the value of the Cemex CHPs in USD, we will use (A) the 90-day average closing price of the Cemex CHP or Cemex ADRs as of April 15th (from January 15th to April 15th of the then ongoing year or from January 16th to April 15th in the event that the then ongoing year is a leap year) determined or published in Google Finance and (B) multiply it by the 90-day average closing price of the exchange rate PHP vs USD as of April 15th of the then ongoing year (from January 15th to April 15th of the then ongoing year or from January 16th to April 15th in the event that the then ongoing year is a leap year).

[6]	For more about Band Grades please refer to the Job Equalization Institutional Policy.
[7]	Please refer to point 2.5 for EIA special treatment.

If April 15th is a non-trading day, the value of the Stock Award will be set the next possible trading day (i.e., if April 15th falls on a Sunday, then the end date will be moved to the following Monday, as long as that Monday is a trading day).

Exchange rates will be determined by the reference OANDA (https://www.oanda.com/currency/converter/) 90-day average closing price as of April 15th of the local currency vs the USD (from January 15th to April 15th of the then ongoing year or from January 16th to April 15th in the event that the then ongoing year is a leap year).

If applicable under any CHP KVP LTIP, the calculation methodology used for any Stock Awards delivered in any security that are not Cemex CHPs or Cemex ADRs or in cash will be developed, authorized and implemented by HR.

3.5 Vesting & Restriction Lapsing

The Stock Awards granted under the CHP KVP LTIP will vest8 in four annual blocks of approximately 25% each. The vesting date of the first block will be May 1st immediately following the allocation9 date. The restriction lapsing10 will be one year after the applicable vesting date.

Payroll registries regarding the benefit may differ in timing to the vesting date(Usually to be in June).

3.5.1 Example – Stock Award allocated April 15th, 2020 (For Illustrative Purposes Only)

Vest Date per block / Total Allocation	1st Block May 1, 2020 25% Cemex CHPs or Cemex ADRs	2nd Block May 1, 2021 25% Cemex CHPs or Cemex ADRs	3rd Block May 1, 2022 25% Cemex CHPs or Cemex ADRs	4th Block May 1, 2023 25% Cemex CHPs or Cemex ADRs
40,000	10,000	10,000	10,000	10,000

Restriction Lapsing / Total Allocation		1st Block May 1, 2021 25% Cemex CHPs or Cemex ADRs	2nd Block May 1, 2022 25% Cemex CHPs or Cemex ADRs	3rd Block May 1, 2023 25% Cemex CHPs or Cemex ADRs	4th Block May 1, 2024 25% Cemex CHPs or Cemex ADRs
40,000		10,000	10,000	10,000	10,000

[8]	Vesting: Refers to the accrued right of the employee over the ownership of the securities while they may still be restricted for a period of time.
[9]	Allocation: Refers to the total grant of restricted securities under the plan to be vested in lots of 25% per year.
[10]	Restriction lapsing: Refers to the lifting of any restrictions over the block of securities in question.

3.6 Tax Withholding

For employees that have their salary in gross terms, the number of Cemex CHPs or Cemex ADRs which they are eligible to receive upon vesting of the Stock Awards under the CHP KVP LTIP is calculated on a gross value basis, before taxes, therefore any applicable tax will be paid by the employee.

For EIAs, the number of Stock Awards granted under the CHP KVP LTIP shall be calculated in accordance with Section 7.0 of the Plan. The Compensation and Benefits (C&B) Department in the corporate headquarters is responsible for informing the C&B Department in Philippines regarding the Cemex CHPs or Cemex ADRs that need to be sold in the secondary market in order to comply with local tax regulations.

Net securities will be delivered with a 1-year restriction to the participant’s personal brokerage account. The participant is responsible for complying with such 1-year restriction to not sell/transfer the securities.

Participants are responsible for managing their securities in their personal brokerage account.

For new participants, relevant forms will be provided in order for them to open their account to receive the respective Cemex CHPs or Cemex ADRs, as applicable.

3.7 Procedure

For the purpose of simplifying this Plan, the rest of the procedures remain the same as in the Cemex KVP LTIP (please refer to Sections 2.4, 2.5, 2.9 and 2.10), mutatis mutandis.

4.0	CEMEX JUNE LTIP

4.1 Description

The Cemex June LTIP is a long-term incentive plan aimed at senior managers of the Cemex Group. Stock Awards under the Cemex June LTIP are generally granted every June 30th, but can be granted later on.

4.2 Eligibility

To be eligible to receive a grant of Stock Awards under the Cemex June LTIP, an employee must possess a job level of band [REDACTED] to [REDACTED]11. If an employee is promoted to a band [REDACTED] or above position during a given year, the Stock Award will be given proportionately on a monthly basis based on the month of the fiscal year in which the employee became eligible.

Any exceptions to local market practices must be approved by OHR Compensation and Benefits (“C&B”) and the CEO.

[11]	CEMEX USA’s employees levels [REDACTED] or [REDACTED] are eligible to receive the Stock Award ([REDACTED]% and [REDACTED]% of gross annual compensation, respectively).

4.3 Assignment Value of Stock Awards under the Cemex June LTIP

The number of Cemex CPOs, Cemex ADRs, or cash equivalents thereof, as determined by HR, the participant is eligible to receive upon vesting of the Stock Awards granted under the Cemex June LTIP shall equal (A) the participant’s gross annual guaranteed compensation as of May 31st of the then ongoing year in USD, multiplied by (B) a Management Factor, divided by (C) the 90-day average closing price of Cemex CPOs or Cemex ADRs as of June 30th in USD (from April 1st to June 30th of the then ongoing year).

For purposes of the Cemex June LTIP, “Management Factor” means the percentage in which the gross annual guaranteed compensation in USD of the participant will be multiplied, which depends on the personal job band of each participant.

If June 30th is a non-trading day, the value of the Stock Award will be set the next possible trading day (i.e., if June 30th falls on a Sunday, then the end date will be moved to the following Monday, as long as that Monday is a trading day).

The exchange rate between USD and Mexican pesos will be determined by the price ratio of the Cemex CPO in MXN and Cemex CPO in USD.

The rest of the exchange rates will be determined by the reference OANDA (https://www.oanda.com/currency/converter/) 90-day average closing price as of June 30th of the local currency vs the USD (from April 1st to June 30th of the then ongoing year).

4.4 Vesting & Restriction Lapsing

Stock Awards granted under the Cemex June LTIP will vest12 in four annual blocks of approximately 25% each. The vesting date of the first block will be July 1st immediately following the allocation13 date. The restriction lapsing14 will be one year after the applicable vesting date.

Payroll registries regarding the benefit may differ in timing to the vesting date(usually to be in September).

4.4.1 Example (For Illustrative Purposes Only)

Following an allocation of 28,708 Cemex CPOs or Cemex ADRs and assuming the grant was done in June 2020.

Award Date per block / Total Allocation	1st Block July 1, 2020 25% Cemex CPOs or Cemex ADRs	2nd Block July 1, 2021 25% Cemex CPOs or Cemex ADRs	3rd Block July 1, 2022 25% Cemex CPOs or Cemex ADRs	4th Block July 1, 2023 25% Cemex CPOs or Cemex ADRs
28,708	7,177	7,177	7,177	7,177

Restriction Lapsing / Total Allocation		1st Block July 1, 2021 25% Cemex CPOs or Cemex ADRs	2nd Block July 1, 2022 25% Cemex CPOs or Cemex ADRs	3rd Block July 1, 2023 25% Cemex CPOs or Cemex ADRs	4th Block July 1, 2024 25% Cemex CPOs or Cemex ADRs
28,708		7,177	7,177	7,177	7,177

[12]	Vesting: Refers to the accrued right of the employee over the ownership of the securities while they may still be restricted for a period of time.
[13]	Allocation: Refers to the total grant of restricted securities under the plan to be vested in lots of 25% per year.
[14]	Restriction lapsing: Refers to the lifting of any restrictions over the block of securities in question.

4.5 Tax Withholding

For employees that have their salary in gross terms, the number of Cemex CPOs or Cemex ADRs which they are eligible to receive upon the vesting of the Stock Awards under the Cemex June LTIP is calculated on a gross value basis, before taxes, therefore any applicable tax will be paid by the employee.

For EIAs, the number of Stock Awards granted under the Cemex June LTIP shall be calculated in accordance with Section 7.0 of the Plan.

4.6 Payroll Receipt

On the first payroll date following each applicable vesting date, Cemex or the corresponding affiliate of Cemex shall have the right to deduct from such Cemex CPOs or Cemex ADRs to be issued to the participant under the Cemex June LTIP and from any amount deemed to be paid to the participant in connection with such grant under the Cemex June LTIP, any foreign, domestic, federal, state, or local income or employment taxes required by law to be withheld (collectively referred herein to as the “Taxes”) with respect to such payments. Cemex or the corresponding affiliate of Cemex may deduct an amount that will satisfy the amount of any taxes which Cemex and/or any affiliate of Cemex is required to withhold with respect to such Cemex CPOs or Cemex ADRs, which amount will be based on the fair market value of a Cemex CPO or Cemex ADR, as applicable, as of the corresponding vesting date.

If applicable under any Cemex June LTIP, HR will determine any payroll impact for any Stock Awards delivered in any security that are not Cemex CPOs or Cemex ADRs or in cash.

4.7 First-time eligible employees

For the first grant of the employees’ tenure, the Table I percentages will be applied proportionately to the time that the employee was eligible.

Table I details the eligibility of first-time eligible employees:

Table I

Month of First Time Eligibility 2020	% of Grant during 2020
January	100%
February	92%
March	83%
April	75%
May	67%
June	58%
July*	50%
August*	42%
September*	33%
October*	25%
November*	17%
December*	8%

Months marked with an * will be granted under the price of the 2021 Stock Award and will be processed with the grant of Stock Award in 2021, since the 2020 Stock Award has already been processed.

4.8 Termination of the Contractual Relationship

In case of termination of the contractual relationship, Section 2.10 shall apply, mutatis mutandis.

4.9 Demotion

In the case of a demotion of the employee within the plan year of the Stock Award, regardless of the time of eligibility, the Stock Award shall be proportionately adjusted according to the calendar year of the Stock Award. If the employee is demoted before December 31st of the applicable year and given that the first block has already been vested, the unvested blocks of the Stock Award shall vest according to the following table:

Table II

Month of Demotion 2020	% of Award during 2020
July	58%
August	67%
September	75%
October	83%
November	92%
December	100%

5.0	CHP JUNE LTIP

5.1 Description

The CHP June LTIP is a long-term incentive plan aimed at senior managers of Cemex Holdings Philippines, Inc. and its subsidiaries. Stock Awards under the CHP June LTIP are generally granted every June 30th.

5.2 Eligibility

To be eligible to receive a grant of Stock Awards under the CHP June LTIP, an employee must possess a job level of band [REDACTED] to [REDACTED]15. If an employee is promoted to a band [REDACTED] or above position during a given year, the Stock Award will be given proportionately on a monthly basis based on the month of the fiscal year in which the employee became eligible.

Any exceptions to local market practices must be approved by OHR C&B and the CEO.

5.3 Assignment Value of Stock Awards Under the CHP June LTIP.

The number of Cemex CHPs, Cemex ADRs, or cash equivalents thereof, as determined by HR, the participant is eligible to receive upon vesting of the Stock Awards granted under the CHP June LTIP shall equal (A) the participant’s gross annual guaranteed compensation as of May 31st of the then ongoing year in USD, multiplied by (B) a Management Factor, divided by (C) the 90-day average closing price of Cemex CHPs or Cemex ADRs as of June 30th in USD (from April 1st to June 30th of the then ongoing year).

For purposes of the CHP June LTIP, “Management Factor” means the percentage in which the gross annual guaranteed compensation in USD of the participant will be multiplied, which depends on the personal job band of each participant.

If June 30th is a non-trading day, the value of the Stock Award will be set the next possible trading day (i.e., if June 30th falls on a Sunday, then the end date will be moved to the following Monday, as long as that Monday is a trading day).

The exchange rate between USD and Philippine peso (“PHP”) will be determined by the price ratio of the Cemex CHPs in PHP and Cemex CPOs in USD.

The rest of the exchange rates will be determined by the reference OANDA (https://www.oanda.com/currency/converter/) 90-day average closing price as of June 30th of the local currency vs the USD (from April 1st to June 30th of the then ongoing year).

[15]	CEMEX USA’s employees levels [REDACTED] or [REDACTED] are eligible to receive the Stock Award ([REDACTED]% and [REDACTED]% of gross annual compensation, respectively).

5.4 Vesting & Restriction Lapsing

Stock Awards granted under the CHP June LTIP will vest16 in four annual blocks of approximately 25% each. The vesting date of the first block will be July 1st immediately following the allocation17 date. The restriction lapsing18 will be one year after the applicable vesting date.

Payroll registries regarding the benefit may differ in timing to the vesting date(usually to be in June).

5.4.1 Example – Stock Award allocated July 1st, 2020 (For Illustrative Purposes Only)

Vest Date per block / Total Allocation	1st Block July 1, 2020 25% Cemex CHPs or Cemex ADRs	2nd Block July 1, 2021 25% Cemex CHPs or Cemex ADRs	3rd Block July 1, 2022 25% Cemex CHPs or Cemex ADRs	4th Block July 1, 2023 25% Cemex CHPs or Cemex ADRs
40,000	10,000	10,000	10,000	10,000

Restriction Lapsing / Total Allocation		1st Block July 1, 2021 25% Cemex CHPs or Cemex ADRs	2nd Block July 1, 2022 25% Cemex CHPs or Cemex ADRs	3rd Block July 1, 2023 25% Cemex CHPs or Cemex ADRs	4th Block July 1, 2024 25% Cemex CHPs or Cemex ADRs
40,000		10,000	10,000	10,000	10,000

5.5 Tax Withholding

For employees that have their salary in gross terms, the number of Cemex CHPs or Cemex ADRs which they are eligible to receive upon the vesting of the Stock Awards under the CHP June LTIP is calculated on a gross value basis, before taxes, therefore any applicable tax will be paid by the employee. For EIAs, the number of Stock Awards granted under the Cemex June LTIP shall be calculated in accordance with Section 7.0 of the Plan. The C&B Department in the corporate headquarters is responsible to inform the C&B Department in Philippines, regarding the Cemex CHPs or Cemex ADRs that need to be sold in the secondary market in order to comply with local tax regulations.

Net securities will be delivered with a 1-year restriction to the participant’s personal brokerage account. The participant is responsible to comply with such 1-year restriction to not sell/transfer securities.

Each participant is responsible for managing their securities in their personal brokerage account.

[16]	Vesting: Refers to the accrued right of the employee over the ownership of the securities while they may still be restricted for a period of time.
[17]	Allocation: Refers to the total grant of restricted securities under the plan to be vested in lots of 25% per year.
[18]	Restriction lapsing: Refers to the lifting of any restrictions over the block of securities in question.

For new participants, relevant forms will be provided in order for them to open their account to receive the respective Cemex CHPs or Cemex ADRs.

5.6 Procedure

For the purpose of simplifying this Plan, the rest of the procedures remain the same as in the Cemex June LTIP (please refer to Sections 4.6 to 4.9), mutatis mutandis.

6.0	CEMEX PERFORMANCE PLAN

6.1 Description

The Cemex Performance Plan is a long term, performance incentive plan aimed at the KVPs of the Cemex Group. Stock Awards under the Cemex Performance Plan are generally granted every July 1st.

6.2 Eligibility

A KVP is any job position holding a band [REDACTED]19 or above. To be eligible to receive a grant of Stock Awards under the Cemex Performance Plan, an employee must be confirmed as a KVP employee during his or her employment the calendar year prior to the date of the grant.

6.3 Assignment Value of Stock Awards Under the Cemex Performance Plan

Through the Stock Award, the participant is eligible to be awarded a Target (as defined below) amount, expressed in gross terms, of a certain number of Cemex CPOs or Cemex ADRs as determined herein, or cash equivalents thereof, as determined by HR. If accepted, the date of the Stock Award and thus, the participation in the Cemex Performance Plan is deemed to be June 30th of the then ongoing year. Subject to the terms and conditions set forth herein, the Stock Award will vest on T+3 (3 years later), which is also the date on which the Plan Payout (as described below) will be determined, which can range anywhere between 0% to 200% of Target.

No later than 90 calendar days following the vesting date the participant will be Issued a number of Cemex CPOs or Cemex ADRs equivalent to the Target multiplied by the Plan Payout. Once Issued, the Cemex CPOs or Cemex ADRs would be available for the participant to sell or transfer following applicable laws, regulations, and Cemex Group policies.

For the avoidance of doubt, the final number of Cemex CPOs or Cemex ADRs granted under the Stock Award under the Cemex Performance Plan = Target x Plan Payout.

6.4 Target Cemex CPOs and Target Cemex ADRs

The Target shall be equal to the participant’s gross annual guaranteed compensation as of May 31st of the then ongoing year, multiplied by a Management Factor (as determined by Cemex), divided by the 90-day average closing price of Cemex CPO or Cemex ADR, as applicable, in USD as of June 30th of the then ongoing year, in accordance with the LTIP rules.

[19]	For more about Band Grades please refer to the Job Equalization Institutional Policy.

For EIAs, the number of Stock Awards granted under the Cemex Performance Plan shall be calculated in accordance with Section 7.0 of the Plan.

6.5 Cemex Performance Plan Payout Assessment

The final Plan Payout is determined by finding the percentile position of Cemex’s TSR (as defined below) against the TSR of the companies included in two market references explained in this document. “TSR” refers to total shareholder return. Once Cemex’s TSR percentile against the two market references are assessed, Cemex finds the corresponding payouts according to the Cemex payout vs Cemex TSR percentile position table as described below. The final Plan Payout is equal to their average, thus the Cemex payout against each market reference has the same weight.

6.6 The two market references

One market reference is comprised by the following [REDACTED] public companies from the global construction and materials industry (the names of these companies can change at any time, or these companies can cease to be public, or HR, with the consent of the CEO, may discretionally decide to include or remove companies from this list at any time without consent):

[LIST REDACTED]

[REDACTED]

Taking the parentheticals in the above paragraphs into consideration, the companies in each market reference will remain fixed until the Stock Award vests.

6.7 TSR Percentile Assessment

On the vesting date, the Cemex TSR percentile position against the TSR of the companies in each market reference will be assessed. The TSR for each company including Cemex, is calculated dividing the dividend adjusted average closing price of the last 3 calendar months leading to July 1st of such year (T+3), by the average closing price of the last 3 calendar months leading to June 30th of the year of the Stock Award. The adjusted price takes into account the cash dividends declared by the company whose TSR is being assessed, since July 1st of the year of the Stock Award, using standard market procedures.

Cemex Payout vs Cemex Percentile position in each market reference

The following table will be used to assess the payout:

[TABLE REDACTED]

6.8 Tax Withholding

For employees that have their salary in gross terms, the number of target Cemex CPOs or target Cemex ADRs which they are eligible to receive upon the vesting of the Stock Awards under the Cemex Performance Plan is calculated on a gross value basis, before taxes, therefore any applicable tax will be paid by the employee. For EIAs, the number of Stock Awards granted under the Cemex Performance Plan shall be calculated in accordance with Section 7.0 of the Plan.

6.9 Payroll Receipt

The fair market value of Cemex CPOs or Cemex ADRs that become vested will be reflected in the employee’s payroll within approximately 90 calendar days of the applicable vesting date, and will be equivalent to the fair market value of the Cemex CPOs or Cemex ADRs, as applicable, as stated in the Summary Section above and further clarified throughout this document.

If applicable under any Cemex Performance Plan, HR will determine any payroll impact for any Stock Awards delivered in any security that are not Cemex CPOs or Cemex ADRs or in cash.

6.10 Termination of the Contractual Relationship

In case of termination of the contractual relationship, Section 2.10 shall apply, mutatis mutandis.

6.11 Change from Time-Based Stock Award to Performance-Based Stock Award

If a participant has a promotion to KVP during the then ongoing year and Stock Awards have not yet been granted, then the participant shall be granted Stock Awards under the Cemex Performance Plan, subject to the terms and conditions of the Cemex Performance Plan and any applicable award agreement.

7.0	EXECUTIVES ON INTERNATIONAL ASSIGNMENT (EIA)

EIAs will have the net amount of their Stock Awards guaranteed. Cemex assumes the tax volatility in order to ensure that the EIA receives his net amount of securities.

Calculation will be made in net terms and depending on the case the allocation will be done in gross or net terms.

8.0	CEMEX RETENTION PLAN

8.1 Description

The Cemex Retention Plan is a long-term incentive plan in the form of a restricted stock plan aimed at high performance talent from Cemex in order to minimize the risk of losing high potential-high performer employees. Stock Awards under the Cemex Retention Plan are generally awarded every July 1st. The Cemex Retention Plan should assist HR and the Cemex Group to retain high performance and high potential employees since it promotes a longer-term commitment.

8.2 Eligibility

To be eligible to receive Stock Awards under the Cemex Retention Plan usually awarded during the month of July, an employee must possess a job level of band [REDACTED] (Note: US Bands [REDACTED] are not eligible for this plan) and they should also meet the following criteria:

•	[LIST REDACTED]

Each year there will be a maximum number of participants previously defined by OHR to this Cemex Retention Plan.

If an employee has received a Stock Award under the Cemex Retention Plan in the previous year, they shall not be considered to receive the incentive the current year.

If an employee is promoted to a position that is eligible for a restricted stock plan, this plan will continue with the normal vesting schedule.

Employees who are absent for any reason including maternity leave, temporary disability, for a period of less than or equal to 4 months in the then ongoing year, receive full annual Stock Award.

In cases of employees who are absent for any reason for a period of more than 4 months in the then ongoing year, the local HR will define the proportional Stock Award for the time in which the employee was active in the Cemex Group.

In cases of employees who work part time, the bonus should be calculated using the proportional salary based on part time hours worked.

Any exceptions to local market practices must be approved by OHR C&B and the CEO.

8.3 Assignment Value of Stock Awards Under the Cemex Retention Plan

The process should be as described below:

April of then ongoing year:

1.	Process should initiate at the beginning of the month in each region by preselecting candidates according to criteria previously mentioned.

2.	By the end of the month, the P&D team will ask for a regional candidates list pre-approved by the Regional President/VPs/EVPs/Regional HR Head.

May of then ongoing year:

3.	At the beginning of the month the list will be validated by the VP OHR, EVP and CEO.

4.	After getting the corresponding approvals, the confirmed list will be sent back to each region for their review.

5.	Regional HR will notify supervisor’s selected candidates.

6.	Local HR will notify selected candidate and provide details of this benefit.

The number of Cemex CPOs, Cemex ADRs, or cash equivalents thereof, as determined by HR, the participant is eligible to receive upon vesting of the Stock Awards granted under the Cemex Retention Plan shall equal (A) the participant’s gross annual guaranteed compensation as of May 31st of the then ongoing year in USD, multiplied by (B) a Management Factor, divided by (C) the 90-day average closing price of Cemex CPOs or Cemex ADRs as of June 30th in USD (from April 1st to June 30th of the then ongoing year).

For purposes of the Cemex Retention Plan, “Management Factor” means the percentage in which the gross annual guaranteed compensation in USD of the participant will be multiplied, which depends on the personal job band of each participant.

If June 30th is a non-trading day, the value of the Stock Award will be set the next possible trading day (i.e., if June 30th falls on a Sunday, then the end date will be moved to the following Monday, as long as that Monday is a trading day).

The exchange rate between USD and Mexican pesos will be determined by the price ratio of the Cemex CPO in MXN and Cemex CPO in USD.

The rest of the exchange rates will be determined by the reference OANDA (https://www.oanda.com/currency/converter/) 90-day average closing price as of June 30th of the local currency vs the USD (from April 1st to June 30th of the then ongoing year).

For EIAs, the number of Stock Awards granted under the Cemex Retention Plan shall be calculated in accordance with Section 7.0 of the Plan.

8.4 Vesting & Restriction Lapsing

Subject to the terms and conditions set forth herein, the Stock Award will vest on T+3 (3 years later), without any restriction.

No later than 90 calendar days of the vesting date the participant will be Issued a number of Cemex CPOs or Cemex ADRs equivalent to the proposed gross Cemex CPOs or Cemex ADRs. Once Issued, the Cemex CPOs or Cemex ADRs would be available for the participant to sell or transfer following applicable laws, regulations, and Cemex Group policies.

8.5 Termination of the Contractual Relationship

In case of termination of the contractual relationship, Section 2.10 shall apply, mutatis mutandis.

8.6 Accounting for Retention Plan

As in the case of the Cemex June LTIP and the CHP June LTIP, compensation expense related to the Cemex Retention Plan represented by the plan’s fair value at grant date should be charged to the income statement within each executive’s job cost over the vesting period of three years against other equity reserves. No temporary provision is required.

Recognitions should be made from January of the year of the Stock Award till December on T+3 (i.e., Cemex Retention Plan 2022 will be provisioned from January 2022 till December 2024; vesting on July 2025), by a 33.33% per year of the target Cemex CPOs or target Cemex ADRs valued with the market price at time of Grant, according to the fair value of the Stock Award.

9.0	ADMINISTRATION OF PLANS

9.1 Payroll Process

(a) The local currency value of the Cemex CPOs, Cemex ADRs, any other security awarded under the Plan or Stock Award, as applicable, or cash equivalents thereof, as determined by HR, allocated for the first installment (“LTIP Income”) should be included as a gross compensation item for each employee in the next payroll period, along with the regular base salary and other payments applicable in such payroll period. The description for this compensation item should be the same that has been used in prior years for the corresponding plan.

(b) The inclusion of the LTIP Income in payroll will generate additional income taxes and/or other employee contributions to be paid to the tax authorities as part of the total employee withholdings for the period (“Incremental Taxes”).

(c) Payroll withholding should reflect the maximum amount possible (marginal tax rate) in order to avoid cases where the employee would have an additional tax due when filing his/her personal tax return and no funds to pay this amount due, as well as in order to have as much of the taxes as possible paid in advance via the payroll withholdings.

(d) The taxes in each business unit’s jurisdiction should be covered via payroll withholdings. As such, the amount of incremental taxes mentioned above should match the local currency value of the securities that were sold/withheld to cover taxes.

(e) No cash flow should arise for the employees in connection with the LTIP Income, since the net securities after taxes have already been allocated to each employee’s portfolio, or the cash equivalent thereof, as determined by HR, has been taken into consideration. As such, a deduction must be included in the payroll for the net amount of the LTIP Income (i.e., gross income less taxes, as per the attached document) to offset the net payment that would otherwise result in the payroll. The same description as in prior years should be used for this offset as well.

(f) The incremental taxes will be credited to the business unit. The customary employer portion of taxes and contributions arising from the LTIP Income will be covered by the business unit.

(g) Local tax legislation should recognize granting instruments such as restricted securities or units, or performance securities as vehicles of long-term compensation of employees. In the case that local legislation does not recognize this form of compensation or excessive taxes apply, then the business unit can waive the right to grant an award to its employees.

9.2 Payroll Process (Sales to Cover Taxes)

A sale in the name of the participant to cover taxes of the Stock Award will be made. The local business unit will be responsible for providing OHR C&B the marginal tax rate that will be applied to the sale of securities.

The proceeds of this sale will be deposited to the corporate headquarters. Upon processing payroll, the local business unit will notify OHR C&B as well as the corporate Comptrollership so an intercompany payable / receivable can be registered.

The transfer of funds from the corporate headquarters to the corresponding business unit will suffer an exchange risk which each business unit will assume.

A tax rate differential between what the local business unit reported vs. the actual proceeds used to cover the taxes will be assumed by the employee and the local business unit should make the proper arrangements to cover or credit, whichever applies to the participant.

The Company or its affiliates, as applicable, may at times prefer to use cash to pay for the relevant taxes and acquire the net securities related to these programs in the secondary market.

9.3 Administration of accounting costs

The compensation expense for each employee processed through payroll shall be charged to the job cost of the employee.

If the employee were to be transferred to another business unit, the compensation expense of the employee’s outstanding grants being amortized during the calendar year of the transfer should be charged in full to the current job cost, as part of the net transferring costs.

The vesting schedule of compensation expense in the receiving business unit will resume at the beginning of the next calendar year and will remain the same onward, i.e., the new business unit will continue to recognize the unamortized compensation expense of old grants regardless of the transfer to a different business unit by the participant.

9.4 Accounting Records

Under IFRS 2, Share-based Payments (“IFRS 2”), the accounting cost of LTIP to be recognized in the income statement is the Stock Awards’ fair value as of the grant date. For the Cemex June LTIP and the CHP June LTIP, which provide for Stock Awards to vest over four years at a 25% rate, it is considered that the grant date for each plan is June 30th of each year, considering that on this date, Cemex or its corresponding affiliate, as applicable, determines and fixes 100% of the number of securities, and there are no further adjustments to such number of securities (other than for stock dividends) based on future performance of the employee or the security and the only thing the executive is required is to remain employed.

Some of the Company’s stock-based compensation programs are based on direct grants of its own securities to executives of its subsidiaries, i.e., the Company is directly compensating employees of its subsidiaries. The subsidiaries in turn are not required to refund the Company. Therefore, at the level of the business unit, compensation expense related to stock grants should be recognized in the income statement within each eligible executive’ job cost against other equity reserves.

Inevitably, considering the payroll mechanics, each year there will be differences between the required accounting costs for each 25% as compared to the payroll cost for tax purposes associated to such 25% (see Section 9.3 above). Nonetheless, the compensation expense as determined by the fair value of the Stock Awards at the day of grant (June 30) should prevail in P&L and any difference (cost or benefit) against the payroll amount should be adjusted within other equity reserves.

In addition, when the external manager of the stock plans receives the gross allotment of securities for each plan, it sells/withholds a portion of the securities up-front on behalf of each executive to pay their personal taxes. The proceeds resulting from such sale of securities are first collected by the Company, or the entity designed for such purposes, and then delivered to each business units for payment to the corresponding tax authority. As a result, intercompany accounts payable and receivable are created and settle through the below mechanics:

Accounting entry in each country for compensation expense
	DEBIT		CREDIT
Payroll expense*	$	X
Equity account			$	X

Accounting entry in Cemex when securities are sold/withheld by plans’ manager
	DEBIT		CREDIT
Cash and Investments	$	X
Accounts payable to Related Parties			$	X

Accounting entry in each country upon payroll when personal taxes become due
	DEBIT		CREDIT
Accounts receivable from Related Parties (COM)	$	X
Payroll taxes payable			$	X

Accounting in Cemex and each country entry when payroll taxes are recovered
	DEBIT		CREDIT
Accounts payable to Related Parties	$	X
Cash and Investments			$	X
Cash and Investments	$	X
Accounts receivable from Related Parties (COM)			$	X

9.5 Accounting for Performance Plans

In connection with the restricted stock program for top management which contains variability in respect to the payout and certain performance vesting conditions (i.e., the Cemex Performance Plan), it is probable that such performance vesting conditions will not be achieved for certain annual plans. However, under IFRS 2, the costs of such plans is determined by the fair value of the Stock Award at the grant’s date using an option pricing model that is updated for each plan by the C&B Department, and should be recognized over the vesting period.

Changes in the underlying payout do not affect this recognition; therefore, the fair value cost at the grant date should not be removed if the payout is zero nor should it be increased if the payout is 200% or in excess of the fair value at the date of grant.

As in the case of the Cemex June LTIP and the CHP June LTIP, compensation expense related to the Cemex Performance Plan represented by the plan’s fair value at grant date should be charged to the income statement within each executive’s job cost during the vesting period against other equity reserves. No temporary provision is required.

Recognitions should be made from January of the year of the Stock Award till December on T+3 (i.e., Stock Awards granted in 2020 under the Cemex Performance Plan will be provisioned from January 2020 till December 2022; vesting on July 2023), by a 33.33% per year of the target Cemex CPOs or target Cemex ADRs valued with the market price at time of grant, according to the fair value of the Stock Award resulting from the option pricing model.

As in the case of the Cemex June LTIP and the CHP June LTIP, differences between the required accounting costs for each 33.33% as compared to the payroll cost for tax purposes associated to the annual performance plan, should be adjusted within other equity reserves.

9.6 International Transfers

The applicable vesting schedule will remain the same regardless of any international transfer for any participant.

9.7 Communication Process

OHR C&B will be responsible for communicating to each employee; however, each local C&B manager must be responsible for having the current calculation and information of the employee’s plan. In the case that the local C&B does not possess this information a request to OHR C&B must be made.

9.8 Clawback or Recuperation

Cemex and any company of the Cemex Group have the right to clawback or recuperate any securities awarded or vested to participants under this Plan and/or any Stock Award as per any applicable Cemex Group policy or laws, regulations and/or rules of any stock exchange or market.

9.9 Limitations on Voting Rights

A participant shall have no voting rights over any unvested securities. Any Stock Award under this Plan may be issued subject to total or partial limitations on the participant’s rights to vote the securities conforming the Stock Award. Unless Cemex makes a determination to the contrary in its sole discretion, for as long as any securities delivered under this Plan are administered by a plan administrator, neither the corresponding participant nor the plan administrator shall provide voting instructions with respect to any securities delivered under this Plan or securities underlying any such securities. Any Stock Award shall include provisions to this effect.

10.0	AMENDMENT OF THE PLAN

10.1 Amendment or Termination of the Plan

Subject to, and to the extent permitted by, applicable law and the regulations of the applicable stock exchange or markets, HR may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, that the Technical Committee shall not take any of the following actions without the approval and instruction of HR:

(a) materially increase the number of Stock Awards that may be Issued under this Plan,

(b) materially modify the requirements as to eligibility for participation in this Plan,

(c) otherwise materially increase the benefits accruing to participants under this Plan, or

(d) define or remove eligible participants from the Plan and/or any Stock Award.

10.2 Economic Proposal

1.

To ensure a clear understanding and to avoid any misinterpretation of some Plan concepts, the written proposal done by the local HR department, especially for new eligible employees, must contain the following: The proposal should secure flexibility in case the Company needs to amend, modify or terminate the Stock Awards. The proposal should avoid mentioning any fixed % of the salary or general conditions of the program that could change over time.

2.

The proposal should be explicit in stating that the Stock Award is effective and proportional to the time the employee begins his/her new position. The first Stock Award will be granted proportionately to the time in the position of the first year of eligibility. Further Stock Awards will be given fully with the corresponding amendments and restrictions.

3.	The proposal should be explicit in stating that the Stock Award is due to the level of the position and not due to the person holding the position.

Example

“Due to your level of employment within the organization, you are eligible to receive the annual Long-Term Incentive Plan (LTIP) award according to the company’s policy. The Stock Award is subjected to the overall conditions in which the company is able to grant such an award. Cemex reserves the right to amend, modify, or terminate any new, un-awarded plan at any time in its sole discretion. The first award will be granted proportionately to the time of your first year of eligibility.”

11.0	IMPORTANT DEFINITIONS

Capitalized terms in this Plan shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Trust for purposes of this Plan. Capitalized terms not defined above shall have the meanings indicated below:

(a) “Cemex ADRs” or “Cemex ADSs” are the shares of Cemex, S.A.B. de C.V. listed on the New York Stock Exchange as American Depositary Shares under the symbol “CX.”

(b) “Cemex CHP” are the shares of Cemex Holdings Philippines, Inc. listed on the Philippine Stock Exchange under the symbol “CHP.”

(c) “Cemex CPO” are the shares of Cemex, S.A.B. de C.V. listed on the Mexican Stock Exchange as Ordinary Participation Certificates under the symbol “CEMEX.CPO”.

(d) “Disability” means the employee (i) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employee’s employer or (ii) is otherwise determined as disabled by the Cemex Human Resources Department or a relevant body of the Cemex Group.

(e) “Issued” or “Issuance” means when the Cemex CPOs or Cemex ADRs underlying a vested Stock Award are settled through an employee’s payroll, are deemed subscribed and paid for and become available to be transferred into the Trust or other designated vehicle or entity capable of receiving them. Issuance takes place after vesting of the applicable Stock Award.

(f) “Retirement” means the reason for termination by the employee of the employee’s employment if such employment is terminated in accordance with the applicable Cemex Group affiliate’s retirement guidelines generally applicable to salaried employees. Retirement must be at the legal age of Retirement of the country in which the Employee is employed by the corresponding Cemex Group affiliate. Except for any Sponsored Early Retirement Plan, any employee that retires before the applicable legal Retirement age shall be considered as voluntarily having terminated the employment relationship.

(g) “Sponsored Early Retirement Plan” means the terms and conditions that any Cemex Group affiliate offers to its employees that would allow any such employee to retire before the applicable Retirement age in such employee’s country. Retirements under the Sponsored Early Retirement Plan shall be considered as a Retirement for purposes of the Plan.

(h) “Technical Committee” means the Technical Committee referenced earlier in this Plan, as defined under the Trust Agreement, or any equivalent body named pursuant to the Trust Agreement.

(i) “Trust” means the trust under the laws of Mexico created pursuant to the Trust Agreement, or any successor trust formed.

(j) “Trust Agreement” means the Administration and Investment Trust Contract 110910-1 dated March 5, 2004, by and between Cemex and Centro Distribuidor de Cemento, S.A. de C.V. (now named Cemex Operaciones México, S.A. de C.V.) and Banco Nacional de México S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, as may be amended, modified, supplemented and/or restated, and any successor trust agreement.

(k) “Trustee” means Banco Nacional de México S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria or its successor, or any successor trustee.

(l) “Vesting” means when a certain number of Cemex CPOs or Cemex ADRs are recognized in the name of an employee but have not yet been Issued to the employee.

12.0	SECTION 409A OF THE U.S. INTERNAL REVENUE CODE

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the U.S. Internal Revenue Code (the “Code”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the participant under the Plan or any Stock Award until the participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Stock Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.